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                                                                    EXHIBIT 23.3


                           CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
Ross Systems, Inc.:

We consent to incorporation by reference in the post-effective amendment no. 1 to the registration statement on Form S-3 of Ross Systems, Inc. of our report dated August 18, 1995, except as to Note 14, which is as of September 18, 1996, relating to the consolidated statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1995, of Ross Systems, Inc. and subsidiaries, and the related schedule, which report appears in the June 30, 1997, annual report on Form 10-K of Ross Systems, Inc., and to the reference to our firm under the heading "Experts" in the prospectus.

                                                /s/ KPMG PEAT MARWICK LLP

Mountain View, California
August 3, 1998